As filed with the Securities and Exchange Commission on October 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Navitas Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	85-2560226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3520 Challenger Street

Torrance, California 90503-1640

(Address of Principal Executive Offices) (Zip Code)

Navitas Semiconductor Corporation 2021 Equity Incentive Plan
(Full title of the plan)

Matthew Sant, Esq.
Senior Vice President, General Counsel and Secretary
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, California 90503-1640
(Name and address of agent for service)

(844) 654-2642
(Telephone number, including area code, of agent for service)

Copy to:
Katheryn A. Gettman, Esq.

Kevin J. Roggow, Esq.

Cozen O’Connor

Three World Trade Center

175 Greenwich Street, 56th Floor

New York, New York 10007

(212) 908-1294

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

Navitas Semiconductor Corporation (the “Registrant”) is filing this registration statement on Form S-8 pursuant to and in accordance with General Instruction E of Form S-8 to register an aggregate of 35,000,000 additional shares (the “Additional Shares”) of its Class A common stock, par value $0.0001 per share (“Common Stock”), for issuance under the Navitas Semiconductor Corporation 2021 Equity Incentive Plan (the “Plan”). These additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provisions of the Plan, which provide that the total number of shares of Common Stock subject to each Plan will be increased on the first day of each fiscal year pursuant to a specified formula or such lesser amount as the Board of Directors (the “Board”) of the Registrant may determine. The Registrant first registered the offer and sale of shares of Common Stock in connection with the Plan on its registration statement on Form S-8 (File No. 333-262324) filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2022, and subsequently registered the offer and sale of additional shares of Common Stock in connection with the Plan on its Registration Statement on Form S-8 (File No. 333-271253), filed with the SEC on April 14, 2023 (as amended by Amendment No. 1 to Form S-8, filed with the SEC on April 26, 2023), its Registration Statement on Form S-8 (File No. 333-277685), filed with the SEC on March 6, 2024, and its Registration Statement on Form S-8 (File No. 333-277759), filed with the SEC on March 7, 2024 (collectively, the “Previous Registration Statements”). The Additional Shares are apportioned by year as follows, calculated in accordance with the Plan:

2025: 7,542,568
2026: 4,610,509
2027 (projection): 10,763,027
2028 (projection): 11,193,549
Total (rounded up to nearest 1 million shares): 35,000,000

The Plan provides that the number of shares of Common Stock reserved for issuance shall increase annually in an amount that is equal to the lesser of (i) four percent (4%) of the number of shares of Common Stock outstanding as of the conclusion of the Registrant's immediately preceding fiscal year, or (ii) such amount, if any, as the Board of the Registrant may determine. For 2026, there was an increase in shares of Common Stock reserved under the Plan of four percent (4%) as described in clause (i) of the foregoing sentence. For 2026, the Board approved an increase to the shares of Common Stock reserved under the Plan equal to two percent (2)% of the number of shares of Common Stock outstanding as of December 31, 2025.

The shares reflected for 2027 and 2028 is an aggregate estimate of the increases that would be expected to occur on each of January 1, 2027 and January 1, 2028. This estimate assumes (i) an increase of four percent (4%) to the Registrant's shares of Common Stock as of December 31, 2026 and December 31, 2027, respectively, and (ii) that the number of shares of Common Stock outstanding as of each of December 31, 2026 and December 31, 2027 is 269,062,970 (the "Base Outstanding Shares"). The Base Outstanding Shares equals (y) the number of shares of Common Stock outstanding on September 28, 2026, plus (x) approximately 6.9 million shares of Common Stock issuable to certain securityholders of Claros (as defined below) in connection with the closing of the transactions contemplated under that certain Agreement and Plan of Merger, by and among the Registrant, Claros, Inc. ("Claros"), Compass Merger Sub 1 Inc., Compass Merger Sub 2 LLC, and Shareholder Representative Services LLC, on each of January 1, 2027 and January 1, 2028.

In accordance with General Instruction E of Form S-8, the contents of the Previous Registration Statements are hereby incorporated by reference. Only those items of Form S-8 containing new information not contained in the Previous Registration Statements are presented herein. The filing fee is being paid with respect to the additional securities only, as set forth in Exhibit 107 filed herewith.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, as amended by Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 5, 2026, and for the quarter ended June 30, 2026, filed with the SEC on July 27, 2026;

•	Current Reports on Form 8-K filed with the SEC on February 24, 2026; March 11, 2026 (Item 5.02 only), March 17, 2026, April 13, 2026, May 4, 2026 (Item 5.02 only), May 11, 2026, May 13, 2026, May 22, 2026, May 22, 2026, June 4, 2026, June 9, 2026, June 15, 2026, June 26, 2026, August 25, 2026, September 21, 2026 (as amended by Current Report on Form 8-K/A filed on September 21, 2026) and October 6, 2026 (Item 8.01 only); and

•	the description of Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on October 19, 2021, including any amendments filed for the purpose of updating such description, including Exhibit 4.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 27, 2026.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that it may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.     Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of Navitas Semiconductor Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on October 25, 2021).
4.2	Amended and Restated Bylaws of Navitas Semiconductor Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on April 10, 2025).
5.1*	Opinion of Cozen O’Connor.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Baker Tilly US, LLP.
23.3*	Consent of Cozen O’Connor (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this registration statement).
99.1	Navitas Semiconductor Corporation 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K/A, filed with the SEC on November 15, 2021).
107*	Filing Fees Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on October 6, 2026.

NAVITAS SEMICONDUCTOR CORPORATION

/s/ Chris Allexandre
Chris Allexandre
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Navitas Semiconductor Corporation hereby constitutes and appoints each of Chris Allexandre, Tonya Stevens and Matthew Sant as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments to this registration statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and cause the same to be filed with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Chris Allexandre	President, Chief Executive Officer and Director	October 6, 2026
Chris Allexandre	(Principal Executive Officer)

/s/ Tonya Stevens	Chief Financial Officer and Treasurer	October 6, 2026
Tonya Stevens	(Principal Financial and Accounting Officer)

/s/ Richard J. Hendrix	Director and Chairman of the Board	October 6, 2026
Richard J. Hendrix

/s/ Cristiano Amoruso	Director	October 6, 2026
Cristiano Amoruso

/s/ Gregory M. Fischer	Director	October 6, 2026
Gregory M. Fischer

/s/ Davin D. Lee	Director	October 6, 2026
Davin D. Lee

/s/ Brian Long	Director	October 6, 2026
Brian Long

/s/ David Moxam	Director	October 6, 2026
David Moxam

/s/ Dipender Saluja	Director	October 6, 2026
Dipender Saluja

/s/ Gary K. Wunderlich, Jr.	Director	October 6, 2026
Gary K. Wunderlich, Jr.

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